UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2006

CLARK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31256	52-2103926
(State or other jurisdiction of incorporation)	(Commission file number)	( I.R.S. employer identification no.)
102 South Wynstone Park Drive North Barrington, Illinois		60010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 304-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2006, the Board of Directors of Clark, Inc. (“Clark”) revised the compensation arrangements for non-employee members of its Board of Directors, effective July 1, 2006, as summarized below:

Annual Cash Retainers
Board member retainer	$30,000
Audit committee chairman retainer	10,000
Other committee chairman retainer	5,000
Lead director additional retainer	15,000
Meeting Fees (per meeting)
Board meeting attendance fee	$1,000
Audit committee meeting attendance fee	750
Other committee meeting attendance fee	750
Equity Compensation
Initial grant upon commencement of director service	Options to purchase 10,000 shares of Clark common stock
Annual grant	Options to purchase 8,000 shares of Clark common stock
Additional grant upon re-election to an additional three-year term	Options to purchase 10,000 shares of Clark common stock

The annual cash retainer for service as a member of the Board of Directors is a flat fee and replaces Clark’s previously existing tiered fee structure based on the number of director terms served. Similarly, the annual grant of options to purchase 8,000 shares of Clark common stock will be awarded to each director without regard to the number of director terms served. Annual options granted to members of the Board of Directors will vest ratably in quarterly installments over the subsequent 12 months, and the commencement of director service/re-election options will vest ratably on an annual basis over a three-year period beginning on the date of grant. All options are issued with an exercise price equal to the market value of Clark common stock on the date of grant and expire ten years from the date of grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2006	CLARK, INC. By: /s/ Jeffrey W. Lemajeur Jeffrey W. Lemajeur Chief Financial Officer

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